                                                                     Exhibit 5.1

                                  [LETTERHEAD]





                                                      June 1, 1998




Nautica Enterprises, Inc.
40 West 57th Street
New York, NY  10017

                  Re:   Registration Statement on Form S-8
                        Nautica Enterprises, Inc.
                        1996 Stock Incentive Plan

Dear Sirs:

      We have acted as counsel to you (the "Company") and, as such, are familiar with the corporate proceedings taken and to be taken with respect to the adoption of the Company's 1996 Stock Incentive Plan and the sale of shares pursuant thereto. We have acted as counsel to the Company with respect to the preparation of a Registration Statement on Form S-8 relating to 4,000,000 shares of the Common Stock of the Company, par value $.10 per share (the "Common Stock") issuable pursuant to the aforesaid Plan.

      It is our opinion that:

                  (1) The Company has been duly incorporated and is validly
            existing as a corporation in good standing under the laws of the State of Delaware; and

                  (2) Shares of Common Stock issuable in accordance with the provisions of the 1996 Stock Incentive Plan shall be, upon due issuance and payment therefor in accordance with the provisions of said Plan, validly and legally issued, fully paid and non-assessable.

      The undersigned consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references to us in the said Registration Statement.

                                          Very truly yours,

                                          /s/ Charles M. Modlin

                                          CHARLES M. MODLIN